Exhibit 16.1

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

April 11, 2024

Securities and Exchange Commission

Washington, District of Columbia. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cambium Networks Corporation and subsidiaries (the Company), and under the date of March 15, 2024, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2023, 2022 and 2021. On April 5, 2024, we were dismissed.

We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated April 11, 2024, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statements regarding the selection process to identify its new public accounting firm or that the change was approved by the audit committee of the board of directors. Also, we are not in a position to agree or disagree with any statements in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.